Exhibit 99.1

October 8, 2013

ABF has been notified by the International Brotherhood of Teamsters that ballots to authorize a strike will be mailed on Tuesday, October 8, 2013, only to employees covered by the Central Region Local Cartage supplement. Votes will be counted on October 29. The Central Region Local Cartage supplement is one of 27 supplements to the ABF National Master Freight Agreement.

Following many months of discussion and complex negotiations between the two parties, a five-year contract agreement was reached and ratified in June by the majority of ABF Teamster employees who recognized the need for the company to lower its costs and become more competitive in a demanding marketplace.  Since then, 25 of the 27 supplemental agreements have also been ratified. The two that remain are Western Office Part 5 and Central Region Local Cartage.

Concerns in the Western Office area have been addressed and ABF is hopeful that ratification will occur in the short term following minor, non-economic modifications to that supplement.

For Central Region Local Cartage employees, ABF has provided its last, best and final offer. In such situations, the Teamsters constitution provides for a process in which its national negotiating committee conducts a strike authorization vote in the affected supplemental area only in order to establish whether the committee has the authority to conduct a strike.

ABF is encouraging employees covered by the Central Region Local Cartage supplement to vote “No” to the strike authorization and to let their voices be heard by making sure they exercise their right to cast a ballot. ABF is aware that the Teamsters have also encouraged its Central Region Local Cartage members to vote “No” to a strike in a letter they mailed to employees.

In the event that a strike is nonetheless authorized by employees in Central Region Local Cartage and directed by the committee, there can be no strike before October 29 which is the end of the expiration of the current contract extension.  ABF is preparing for this outcome and will work to ensure that all customer requirements are met. In the interim, it remains business as usual at ABF.